Exhibit 99
PARAMOUNT GLOBAL ANNOUNCES NEW LEADERSHIP
Bob Bakish Stepping Down
George Cheeks, Chris McCarthy, and Brian Robbins Appointed as Office of the CEO Building on Track Records of Success Leading Paramount’s Business Units
NEW YORK, NY, April 29, 2024 - The Board of Directors of Paramount Global announced today that Bob Bakish, President and CEO, is stepping down from his role as CEO and from the Board of Directors.
To lead and oversee the company moving forward, Paramount Global has established an Office of the CEO, consisting of three senior company executives: George Cheeks, President and CEO of CBS; Chris McCarthy, President and CEO, Showtime/MTV Entertainment Studios and Paramount Media Networks; and Brian Robbins, President and CEO of Paramount Pictures and Nickelodeon. Cheeks, McCarthy and Robbins will work closely with Naveen Chopra, CFO, and the Board of Directors.
The Office of the CEO is working with the Board to develop a comprehensive, long-range plan to accelerate growth and develop popular content, materially streamline operations, strengthen the balance sheet, and continue to optimize the streaming strategy. The Board has great confidence in the leaders comprising the Office of the CEO, all of whom are senior creative executives and business leaders with a track record of success running meaningful businesses within Paramount Global.
Shari Redstone, Chair of the Board, said: “Paramount Global includes exceptional assets and we believe strongly in the future value creation potential of the Company.  I have tremendous confidence in George, Chris and Brian.  They have both the ability to develop and execute on a new strategic plan and to work together as true partners. I am extremely excited for what their combined leadership means for Paramount Global and for the opportunities that lie ahead.”
The Board of Directors said, “The creation of the Office of the CEO will enable the Company to accelerate growth and strengthen operations. We look forward to working with George, Chris and Brian as they execute on key initiatives to enhance performance and value creation at Paramount Global.”
Bob Bakish joined Viacom in 1997 and took on roles of increasing seniority across the Company’s operations, becoming CEO of Viacom in 2016 and the CEO of the combined company in 2019. Ms. Redstone said, “The Board and I thank Bob for his many contributions over his long career, including in the formation of the combined company as well as his successful efforts to rebuild the great culture Paramount has long been known for. We wish him all the best.”

BIOGRAPHIES OF OFFICE OF THE CEO
George Cheeks
George Cheeks assumed the role of President and Chief Executive Officer of CBS in March 2020.
Cheeks oversees CBS-branded assets within Paramount Global, including the CBS Television Network, which encompasses CBS Entertainment, CBS News and CBS Sports, as well as CBS Studios, CBS Stations, CBS Media Ventures, its first-run syndication business, and CBS-branded digital assets. CBS has been the most-watched broadcast network for 15th consecutive seasons, tying its own previous winning streak as the #1 network from 1955-1970.
Cheeks is also the Chief Content Officer, News and Sports, for Paramount+, extending the world-class content from CBS News and CBS Sports to the streaming super service. In addition, his leadership portfolio across Paramount Global includes responsibility for BET, Paramount Television Studios and the company’s free-to-air networks in the United Kingdom, Australia, Argentina and Chile.

Chris McCarthy
Chris McCarthy is President and CEO, Showtime/MTV Entertainment Studios and Paramount Media Networks, where he leads a global network of media assets that reach over one billion people in 180 countries and oversees some of the most iconic brands in entertainment including: Paramount, Showtime, MTV, Comedy Central, Smithsonian and more. McCarthy transformed the business by consolidating nine separate businesses into one unified portfolio, which has nearly doubled its audience, streamlined expenses and grown profits. In addition, he spearheaded the expansion of the business with the launch of Showtime/MTV Entertainment Studios, which now produces more than100 series per year and drove an aggressive push of the brands into social media, amassing one of the largest global footprints of any business with nearly 700 million social followers.
Under McCarthy’s leadership, the new Showtime/MTV Entertainment Studios produces some of today’s biggest and most culturally defining hits including Yellowstone, Emily in Paris, South Park, RuPaul’s Drag Race, Billions, Dexter: Origins and The Daily Show with Jon Stewart. In addition, the studios produced a string of #1 hit series that have driven record setting growth at Paramount+ and have made it the fastest growing streaming service three years in a row.  These hits include: 1883, 1923, Tulsa King, George and Tammy, Mayor of Kingstown, Yellowjackets, The Chi and Special Ops: Lioness, to name a few.

Brian Robbins
Brian Robbins is President and Chief Executive Officer of Paramount Pictures and Nickelodeon. As President & CEO of Paramount Pictures, Robbins oversees the filmed entertainment division’s creative strategy and worldwide business operations including Paramount Pictures, Paramount Animation, Paramount Home Entertainment, Paramount Pictures International, Paramount Licensing Inc., and Paramount Studio Group. In this role, he is focused on driving Paramount’s multi-platform strategy and theatrical success through a diversified portfolio of films. Robbins is also at the forefront of securing strategic filmmaker partnerships to expand the studio’s global franchise business across live-action features, animation, consumer products and themed entertainment.
Since taking the helm of the studio in 2021, Robbins has overseen, expanded, and reinvigorated beloved franchises like Transformers, Sonic the Hedgehog, A Quiet Place, Mission Impossible, Scream, Teenage Mutant Ninja Turtles and PAW Patrol, with the latter two earning a combined $2.5B in consumer products revenue in 2023 alone. Robbins has been recognized for identifying the value of a theatrical release window relative to streaming, including pivoting the release strategy for Smile and Mean Girls from streaming to theatrical, with Smile going on to be the #1 original horror film of 2022 with a worldwide gross of $217M, becoming the studio’s third most profitable film in the last 10 years.
Under Robbins’ tenure, Paramount Pictures has to-date earned over $5B in worldwide box office gross, and boasted thirteen #1 hits including Top Gun: Maverick, the studio’s biggest film ever.

PARA-IR
About Paramount
Paramount Global (NASDAQ: PARA, PARAA) is a leading global media, streaming and entertainment company that creates premium content and experiences for audiences worldwide. Driven by iconic consumer brands, Paramount's portfolio includes CBS, Paramount Pictures, Nickelodeon, MTV, Comedy Central, BET, Paramount+ and Pluto TV. Paramount holds one of the industry's most extensive libraries of TV and film titles. In addition to offering innovative streaming services and digital video products, the company provides powerful capabilities in production, distribution, and advertising solutions.
For more information about Paramount, please visit www.paramount.com and follow @ParamountCo on social platforms.

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